UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2016

RICE ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36273	46-3785773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Woodcliff Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (724) 746-6720

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On February 17, 2016, Rice Midstream Holdings LLC, a Delaware limited liability company (“Rice Midstream Holdings”) and subsidiary of Rice Energy Inc. (the “Company”), and Rice Midstream GP Holdings LP, a newly-formed Delaware limited partnership (“GP Holdings”) and subsidiary of Rice Midstream Holdings, entered into a securities purchase agreement (the “Securities Purchase Agreement”) with EIG Energy Fund XVI, L.P., a Delaware limited partnership, EIG Energy Fund XVI-E, L.P., a Delaware limited partnership, and EIG Holdings (RICE) Partners, LP, a Delaware limited partnership (collectively, the “Purchasers”), pursuant to which (i) Rice Midstream Holdings agreed to sell 375,000 Series B Units (“Series B Units”) in Rice Midstream Holdings with an aggregate liquidation preference of $375.0 million and (ii) GP Holdings agreed to sell common units (“Common Units”) representing an 8.25% limited partner interest in GP Holdings for aggregate consideration of $375.0 million in a private placement (the “Private Placement”) exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Private Placement closed on February 22, 2016 (the “Closing Date”).

After September 30, 2016 and prior to the eighteen-month anniversary of the Closing Date (as defined below), subject to the satisfaction of certain financial and operational metrics and certain other customary closing conditions, Rice Midstream Holdings has the right to require the Purchasers to purchase additional Series B Units and Common Units on the terms set forth in the Securities Purchase Agreement. Rice Midstream Holdings may require the Purchasers to purchase at least $25.0 million of additional units on up to three occasions, up to a total aggregate amount of $125.0 million. Pursuant to the Securities Purchase Agreement, Rice Midstream Holdings is required to pay the Purchasers a quarterly cash commitment fee of 2.0% per annum on any undrawn amounts of such additional $125.0 million commitment.

The Series B Units and Common Units have not been registered under the Securities Act or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Subject to certain exceptions, the Series B Units and Common Units will not be transferable without the consent of Rice Midstream Holdings or Rice Midstream GP Management LLC, a Delaware limited liability company (“GP Management”) and the general partner of GP Holdings, until the third anniversary of the Closing Date.

In connection with the closing of the Private Placement, on February 22, 2016, Rice Energy Appalachia LLC, a Delaware limited liability company (“REA”) and the Purchasers entered into the Amended and Restated Limited Liability Company Agreement of Rice Midstream Holdings, which defines the preferences, rights, powers and duties of holders of the Series B Units (the “LLC Agreement”), and GP Management, as general partner of GP Holdings, and Rice Midstream Holdings and the Purchasers, as limited partners, entered into the Amended and Restated Agreement of Limited Partnership of GP Holdings, which defines the preferences, rights, powers and duties of holders of the Common Units (the “GP Holdings A&R LPA”). Each of Rice Midstream Holdings and GP Holdings entered into Board Observer Confidentiality Agreements with designees of the Purchasers (the “Board Observer Confidentiality Agreements”). Prior to the closing of the Private Placement, Rice Midstream Holdings assigned all of its equity interests in Rice Midstream Partners LP, a Delaware limited partnership (the “MLP”), consisting of 3,623 common units, 28,753,623 subordinated units and all of its incentive distribution rights in the MLP, to GP Holdings.

The Securities Purchase Agreement contains customary representations, warranties and agreements of Rice Midstream Holdings and GP Holdings and indemnification and other obligations of Rice Midstream Holdings, GP Holdings and the Purchasers.

LLC Agreement

In connection with the closing of the Private Placement, REA and the Purchasers executed the LLC Agreement for the purpose of defining the preferences, rights, powers and duties of holders of Series B Units.

The Series B Units rank senior to all other equity interests in Rice Midstream Holdings with respect to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up. The Series B Units will pay quarterly distributions at a rate of 8% per annum, payable in cash or additional Series B Units, subject to certain exceptions, at Rice Midstream Holdings’ option for the first two years, and in cash thereafter. The holders of Series B Units have the option to require Rice Midstream Holdings to redeem the Series B Units on or after the tenth anniversary of the Closing Date at an amount of $1,000 per Series B Unit plus any accrued and unpaid distributions (the “Liquidation Preference”). The Series B Units are subject to optional redemption by Rice Midstream Holdings after the third anniversary of the Closing Date, at a cash amount equal to the Liquidation Preference. If any of the Company, the MLP or Rice Midstream Holdings undergoes a Change in Control (as defined in the LLC Agreement), the Purchasers have the right to require Rice Midstream Holdings to repurchase any or all of the Series B Units for cash, and Rice Midstream Holdings has the right to repurchase any or all of the Series B Units for cash.

In the event that Rice Midstream Holdings or GP Holdings pursues an initial public offering, Rice Midstream Holdings may redeem the Series B Units at a redemption price equal to the Liquidation Preference on the date of the closing of the applicable initial public offering plus all additional distributions that would have otherwise been paid until the third anniversary of the Closing Date. Rice Midstream Holdings may satisfy this redemption price in cash or common equity interests of the applicable publicly traded entity at a 10% discount of the initial offering price to the public.

Pursuant to the LLC Agreement, the management of Rice Midstream Holdings is vested in a board of managers (the “Board”) with three initial managers, all of whom have been designated by the Company, and the Purchasers have designated a representative to serve as a Board observer. The right of the Purchasers to appoint a Board observer will cease on the date on which the Purchasers and their affiliates no longer own greater than 30% of the aggregate number of Series B Units issued to the Purchasers on the Closing Date.

The affirmative vote or consent of the majority of the outstanding Series B Units, voting separately as a class with one vote per Series B Unit, will be necessary for Rice Midstream Holdings to take certain actions, including, but not limited to: (1) amendments to the LLC Agreement or the Certificate of Formation of Rice Midstream Holdings that are materially adverse to the powers, preferences or special rights of the Series B Units; (2) issuances of securities ranking equally with or senior to the Series B Units, subject to certain exceptions; (3) incurrence of debt by Rice Midstream Holdings, subject to certain exceptions (4); creation of any liens by Rice Midstream Holdings assets to secured debt, subject to certain exceptions; (5) entering into transactions with affiliates of the Company, subject to certain exceptions; (6) subject to certain exceptions, selling any asset of Rice Midstream Holdings and its non-MLP subsidiaries (other than assets of GP Holdings, as permitted by the GP Holdings A&R LPA); (7) amending any joint venture agreements, gas gathering or water services agreements that would have a material adverse effect on Rice Midstream Holdings; (8) distributing any assets to the members of Rice Midstream Holdings in a medium other than cash; (9) effecting any equity recapitalization of Rice Midstream Holdings; (10) transferring any of the equity interests in GP Holdings other than as expressly permitted by the GP Holdings A&R LPA; (11) after the fifth anniversary of the Closing Date, entering into any agreement that would be reasonably expected to result in the decline of asset coverage ratios beyond certain levels, subject to certain exceptions; or (12) entering into any amendment of the Credit Agreement Amendment (as defined below) governing Rice Midstream Holdings’ credit facility that would affect the distribution and redemption provisions of the Series B Units or provide that GP Holdings or Strike Force Midstream LLC shall be “restricted subsidiaries” of Rice Midstream Holdings. These consent rights are subject to a number of important exceptions and qualifications.

Pursuant to the LLC Agreement, the occurrence of certain events will constitute “Triggering Events” that result in various consequences, including additional restrictions on the activities of Rice Midstream Holdings, including the termination of the Purchasers’ additional commitment, increases in the distribution rate, additional Board rights for the Purchasers and other measures depending on the applicable Triggering Event.

Triggering Events include the failure by Rice Midstream Holdings to: (1) make cash distributions when due; (2) make payments of redemption amounts of both Rice Midstream Holdings and GP Holdings when due; (3) maintain a Consolidated Total Leverage Ratio (as defined in the LLC Agreement) of no greater than 4.25x; (4) any time after June 30, 2021, maintain an Asset Coverage Ratio (as defined in the LLC Agreement) of not less than 1.40x and a Hard Asset Coverage Ratio (as defined in the LLC Agreement) of not less than 1.0x; (5) maintain an MLP

Consolidated Leverage Ratio (as defined in the LLC Agreement) of no greater than 4.75x, and after any issuance of senior unsecured notes by the MLP, of no greater than 5.25x, and, in each case, with certain increases in the permitted ratio following the completion of a material acquisition; (6) pay the commitment fee; and (7) achieve specified operational criteria regarding additional well connects.

GP Holdings A&R LPA

In connection with the closing of the Private Placement, GP Management, Rice Midstream Holdings and the Purchasers executed the GP Holdings A&R LPA for the purpose of defining the preferences, rights, powers and duties of holders of Common Units.

The holders of Common Units are entitled to distributions of GP Holdings in proportion to their pro rata share of the outstanding Common Units, which distributions will occur upon the receipt by GP Holdings of any distributions of cash from the Partnership in respect of the equity interests in the Partnership held by GP Holdings.

The Purchasers holding Common Units will have tag-along rights in connection with a sale of the common equity interests in GP Holdings to a third-party purchaser. The holders of Common Units will have drag-along rights in connection with a sale of the majority of the common equity interests in GP Holdings to a third-party purchaser, subject to the achievement of an agreed-upon minimum return. If a qualifying initial public offering of GP Holdings is not consummated prior to the fifth anniversary of the Closing Date, the holders of Common Units shall have the right to require GP Holdings to repurchase all of their Common Units for cash in an aggregate purchase price of $125.0 million. In the event of a Change in Control or a GP Change in Control (as each term is defined in the GP Holdings A&R LPA) of the Company, Rice Midstream Holdings or GP Holdings, the Purchasers shall have the right to require GP Holdings to repurchase all of their Common Units for an aggregate purchase price of $125.0 million (the “Put Right”).

Second Amendment to Credit Agreement and First Amendment to Guaranty and Collateral Agreement

In connection with the closing of the Private Placement on February 19, 2016, Rice Midstream Holdings entered into the Second Amendment to Credit Agreement and First Amendment to Guaranty and Collateral Agreement, among Rice Midstream Holdings, as borrower, Wells Fargo Bank, N.A., as administrative agent, and the lenders and other parties thereto (the “Credit Agreement Amendment”). Among other changes, the Credit Agreement Amendment: (i) permits cash distributions by GP Holdings to the Purchasers, subject to certain limitations; (ii) permits a one-time contribution of common units of the MLP from Rice Midstream Holdings to GP Holdings; (iii) amends the definition of “Disqualified Capital Stock” to permit the Put Right feature in connection with the Private Placement; (iv) amends the definition of “Change in Control” to include any change of control under the documents entered into in connection with the Private Placement; (v) expands cross-default to the documents entered into in connection with the Private Placement; and (vi) excludes proceeds from a scheduled sale of equity interests in GP Holdings to an investor from the mandatory prepayment provision.

Use of Proceeds

Rice Midstream Holdings will use $75 million of the proceeds to reduce outstanding borrowings under its credit facility and to pay transaction fees and expenses, and the remaining $300 million will be distributed to the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Credit Agreement Amendment is incorporated into this Item 2.03 by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Private Placement is incorporated into this Item 3.02 by reference.

Item 7.01.	Regulation FD Disclosure.

On February 22, 2016, the Company announced the closing of the Private Placement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT	DESCRIPTION

99.1	Press Release of Rice Energy Inc. dated February 22, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
Daniel J. Rice IV
Director, Chief Executive Officer

Dated: February 22, 2016

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

99.1	Press Release of Rice Energy Inc. dated February 22, 2016.